HARRIS INSIGHT FUNDS TRUST
ITEM 77G
Defaults and arrears on senior securities

SECURITY        REASON      DATE OF      AMOUNT/      TOTAL AMOUNT
                            DEFAULT   $1000 SHARES     OF DEFAULT

Enron Corp.   Bankruptcy    7/15/01      $1,415        $1,452,680
Enron Corp.     "          11/15/01       2,255         2,262,428
Enron Corp.     "           7/15/01          45            46,181